FOR IMMEDIATE RELEASE (23SW--070396)

                     THE MCGRAW-HILL COMPANIES AGREES TO ACQUIRE
                         TIMES MIRROR HIGHER EDUCATION GROUP
                       IN EXCHANGE FOR SHEPARD'S/MCGRAW-HILL
                                  LEGAL PUBLISHING

                    ACQUISITION OF ESTABLISHED COLLEGE PUBLISHER
                          IN MAJOR DISCIPLINES REINFORCES
                          CORPORATION'S GROWTH STRATEGY AND
                           EDUCATIONAL LEADERSHIP POSITION

         NEW YORK, N.Y. -- July 3, 1996 -- In a move that will establish it as the world's largest educational publisher, The McGraw-Hill Com-panies (NYSE: MHP) announced today it had signed an exchange agreement to acquire the Times Mirror Higher Education Group, the fourth largest college publisher in the U.S.

         In return for acquiring The Times Mirror Higher Education Group, which had 1995 revenues of $228.2 million, The McGraw-Hill Compa-nies will trade its Shepard's/ McGraw-Hill legal publishing unit to The Times Mirror Company, and will also receive additional un-disclosed consideration. It is anticipated the transaction will be completed in the fall, subject to obtaining necessary govern-ment approvals as required under the Hart-Scott-Rodino Act.

         The Times Mirror Higher Education Group possesses a talented em-ployee team, a rich resource of intellectual property and an out-standing record of growth. The group is comprised of five well-known business units: Richard D. Irwin, Wm. C. Brown, Brown & Benchmark, Irwin Professional Publishing and Mosby College. Through this acquisition, The McGraw-Hill Companies will strengthen its Educational and Professional Publishing business segment, and leverage its prowess in international marketing and electronic custom publishing. The McGraw-Hill Companies will be a leader in 12 higher education disciplines, including economics, accounting, finance, biology and psychology.

         "This acquisition reinforces The McGraw-Hill Companies' global growth strategy to build on our current strengths in order to achieve long-term, double-digit profit growth. College publishing is a promising segment which offers us significant opportunities," said Joseph L. Dionne, chairman and chief executive officer. "Ad-ditionally, consistent with our growth strategy, we will divest businesses where we cannot be among the leaders. Accordingly, due to recent consolidation in legal publishing, it is an appropriate time to divest Shepard's/McGraw-Hill, and provide this fine busi-ness and its dedicated employees the best opportunity for future success."







         "By acquiring the Times Mirror Higher Education Group, we expect to generate significant revenue and profit growth through interna-tional expansion, database marketing, and other synergies between the two organizations," said Harold McGraw III, president and chief operating officer. "This acquisition fits exceptionally well with our core strengths, and our future direction for growth through international expansion."

         Peter Jovanovich, president, Educational and Professional Publish-ing Group, said, "With little product overlap of its rich base of titles, this acquisition allows us to further expand our strong international presence and leverage existing innovative technology investments, and increase our custom publishing capabilities through an increased product line." He added, "We are fortunate to be joining forces with such a talented group of people with an outstanding track record of performance. We are looking forward to this larger McGraw-Hill higher education company becoming the preeminent higher education publisher in the world."

         The Times Mirror Higher Education Group publishes some of the leading and most impressive titles in the college business today. Unmatched in history, quality and sell-through ability are publi-cations such as: Larson's Fundamental Accounting Principles; Perreult's Basic Marketing; Ross' Fundamentals of Corporate Fi-nance; Hole's Human Anatomy & Physiology; Mader's Biology and Hu-man Biology; Raven and Johnson's Biology; Santrock's Adolescence and Lifespan Development, and others.

         Completion of the transaction is subject to obtaining the neces-sary government approvals.

         The McGraw-Hill Companies is a leading information services pro-vider meeting worldwide needs in education, business, finance, the professions and government. Founded in 1888, the Corporation to-day provides information and analysis in multiple media through its rich portfolio of valuable brands. Sales in 1995 exceeded $2.9 billion.

                                         ###
         Contacts:
         Steven H. Weiss               Michelle Marin
         Senior Director,              The McGraw-Hill Companies
         Corporate Communications      212-512-3498 (office)
         The McGraw-Hill Companies     212-534-6384 (home)
         212-512-2247 (office)
         201-867-7699 (home)
         weissh@mcgraw-hill.com (e-mail)





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         Martha Goldstein                   Jean Jarvis
         Director,                          Director, Investor Relations
         Corporate Communications           Times Mirror
         Times Mirror                       213-237-3935
         213-237-3727















































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